Exhibit 10.5

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (“Employment Agreement”) is entered into by and between BI-LO Holding, LLC, a Delaware limited liability company (the “Company”) and Larry Stablein (the “Employee”). This Employment Agreement will be effective upon, and subject to, the closing of the transactions contemplated by the Agreement and Plan of Merger among Opal Holdings, LLC, Opal Merger Sub, Inc. and Opal, Inc., dated as of December 16, 2011 (the “Merger Agreement”). In the event that the transactions contemplated by the Merger Agreement (the “Merger”) are not consummated, this Employment Agreement will be null and void ab initio and without effect.

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to work for the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, benefits and obligations contained ‘herein, the parties agree as follows:

1. Employment. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, upon the terms and subject to the conditions of this Employment Agreement. The Employee hereby represents and warrants that neither the Employee’s entry into this Employment Agreement nor the Employee’s performance of the Employee’s obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation of any nature to which the Employee is a party or by which the Employee is bound, including, but not limited to, any employment agreement, non-competition agreement or confidentiality agreement previously entered into by the Employee.

2. Term. The Employee’s employment under this Employment Agreement will commence on the Closing Date, as such term is defined in the Merger Agreement (the “Effective Date”). The Employee’s employment with the Company will be at-will in nature. The Employee may leave the Company, or the Company may require the Employee to leave its employ, for any reason, at any time, except as otherwise provided by law.

3. Position. The Employee will be employed as the Chief Merchandizing Officer of the Company. The Employee shall report to, and be subject to the direction of the Company’s Chief Executive Officer or such other person as may be designated by the Board of Directors of the Company (the “Board”) provided such other person is a member of the Board.

4. Commitment. The Employee shall devote the Employee’s full business time, attention, skill and efforts to the faithful performance of the Employee’s duties and responsibilities hereunder, and shall perform such duties and responsibilities in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the Company. The Employee acknowledges that the Employee’s duties and responsibilities will require the Employee’s full-time business efforts and agrees that the Employee will not engage in any outside business activities, except to the extent that prior written approval has been given by the Board for other specific activities or to the extent that such other specific activities do not conflict with the Company’s interests or materially interfere with the performance of the Employee’s duties hereunder.

For avoidance of doubt, Employee may serve on the boards of civic and charitable entities and of other corporate entities with the Board’s prior written approval, and Employee may manage his own personal investments and affairs, provided that such activities do not, either individually or in the aggregate, interfere with his duties and responsibilities of his position with the Company or create a conflict of interest in relation thereto.

5. Compensation.

(a) As compensation for the services rendered hereunder, the Employee shall receive an annual base salary of $650,000 (“Base Salary”), payable at the Company’s regular employee payroll intervals. The Base Salary may be increased (but not decreased) at any time during the course of the Employee’s term of employment at the sole discretion of the Board beginning in January of 2013.

(b) In addition to the Base Salary set forth in subsection (a) of this Section 5, the Employee shall be eligible to receive on an annual basis an incentive compensation bonus (“Incentive Bonus”), pursuant to the Annual Incentive Plan attached hereto as Exhibit A (“Annual Incentive Plan”), if certain budgeted performance goals of the Company are achieved. The budgeted performance goals of the Company set forth in the Annual Incentive Plan are currently based upon adjusted EBITDA, same-store sales criteria, and individual subjective performance criteria, as set by the Board from time to time and as provided in the Annual Incentive Plan. Such subjective performance criteria may take into account the Employee’s success in integration of the various lines of business of the Company’s controlled group and other objective and subjective performance criteria in its discretion. The amount of the Incentive Bonus potentially payable under this subsection (b), assuming an annual performance bonus period, shall be an amount equal to 100% of the then Base Salary if the target performance levels are achieved, with a payout of $0 if the minimum threshold performance levels are not achieved; a payout of an amount equal to 50% of the then Base Salary if the minimum threshold performance levels are reached; and a maximum Incentive Bonus in an amount equal to 200% of the then Base Salary if the maximum performance levels are earned. The Incentive Bonus shall be appropriately pro-rated for performance between these various levels and for any performance bonus period of less than one year. Any Incentive Bonus shall be paid to the Employee in accordance with the Company’s standard practice, subject to the Employee’s continued employment with the Company through the date of actual payment (which unless otherwise stated in Section 12, is a condition to payment hereunder).

Notwithstanding the provisions above, to the contrary, or provisions of the Annual Incentive Plan to the contrary, the Incentive Bonus for the 2012 calendar year for the Employee shall be computed based upon the following:

(i) The budgeted performance goals for 2012 shall be the performance goals for the period of time from the Effective Date until December 31, 2012;

(ii) Fifty percent (50%) of the Incentive Bonus shall be computed in accordance with the Annual Incentive Plan; and

(iii) Fifty percent (50%) of the Incentive Bonus shall be computed in accordance with the Annual Incentive Plan but not to be reduced below an amount equal to fifty percent (50%) of the targeted amount set forth above.

(c) All compensation payable to the Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.

6. Benefit Plans.

(a) The Employee and his eligible dependents shall be eligible to participate in the same employee benefit plans and programs, including health and welfare benefit programs and retirement plans, offered to other employees of the Company and such plans and programs offered to other executives of the Company and their eligible dependents, and in effect from time to time. The amount, eligibility, and extent of such benefits shall be governed by the applicable plan or program.

(b) The Employee shall be eligible to participate in the long-term incentive compensation plan offered by the Company and attached hereto as Exhibit B (“Incentive Pool Plan”) on the terms and conditions contained therein.

7. Other Benefits. The Company shall provide to the Employee, in addition to the foregoing, the following additional benefits:

(a) The Employee shall be entitled to four (4) weeks’ paid vacation each calendar year. The Employee shall make good faith efforts to schedule vacations not to unreasonably conflict with the conduct of the Company’s business and will give the Company adequate advance notice of the Employee’s planned absences.

(b) As a condition to employment with the Company, the Employee will relocate to Jacksonville, Florida (or Greenville, South Carolina, at the Board’s option). The Employee shall have up to nine (9) months after the Effective Date to complete his relocation. The Company will assist the Employee to relocate and will reimburse the Employee for reasonable, documented relocation costs, in accordance with written Company policy, up to $75,000. Such relocation costs may include moving costs and any adverse tax consequences that the Employee may incur related to the reimbursement described in the previous sentence, as long as such costs are documented and otherwise in accordance with written Company policy. For avoidance of doubt, the total reimbursable relocation costs, and any tax gross-up, shall not exceed $75,000 in the aggregate.

(c) In accordance with the Company’s standard commuter benefits, the Company will reimburse the Employee for reasonable and necessary documented travel costs incurred traveling to and from his current place of residence in Naperville, Illinois and the Company’s offices in Jacksonville, Florida until such time as the Employee has relocated to Jacksonville, Florida. Additionally, the Company shall reimburse the Employee for reasonable and necessary temporary housing in Jacksonville, Florida, in accord with Company travel and relocation policies, until the Employee has relocated to Jacksonville, FL. The Company will provide such travel reimbursements and temporary housing for a maximum period of nine (9) months after the Effective Date.

(d) If the Employee suffers a loss on the sale of his current place of residence in Naperville, Illinois (the “Original Residence”), the Company shall pay the Employee an amount equal to 50% of the excess, if any, of the Employee’s original basis in the Original Residence (net of any sales and related closing costs) incurred in the purchase of the Original Residence over the final sales price of his Original Residence (net of any sales and related closing costs), up to a maximum payment of $150,000. For example, if Employee’s original basis in his Original Residence is $500,000, and he sells his Original Residence for $400,000, the Company will reimburse Employee for $50,000 of his loss.

(e) The Employee shall be entitled to reimbursement for reasonable and necessary out-of-pocket business expenses incurred by the Employee in the ordinary course of his duties, subject to the Company’s then current policies with respect to travel, entertainment and other expenses, including, but not limited to, requirements with respect to reporting and documentation of such expenses.

8. Location of Employment. The Employee shall perform the Employee’s duties under this Employment Agreement primarily at the Company’s offices in Jacksonville, Florida (or Greenville, SC, at the Board’s option); provided, however, that the Employee will be required to spend time at the Company’s other offices and locations around the country as reasonably required by the Company.

9. Confidential Information.

(a) During the course of his employment, the Employee will be given access to and receive Confidential Information (as defined below) regarding the Company’s business. The Employee agrees that the Confidential Information constitutes a protectable business interest of the Company and covenants and agrees that at all times during his employment with the Company, and at all times following his termination, the Employee will not, directly or indirectly, disclose any Confidential Information. Upon termination of the Employee’s employment, for any reason, the Employee shall promptly and immediately return the original and all copies of any documents, records, notebooks, computer files, flash drives, images, emails, pdf files, zip files, computer programs or disks or any other similar repositories containing Confidential Information in the possession, custody, or control of the Employee.

(b) As used in this Employment Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information of the Company or an Affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is conceived or developed by the Employee, applicable to or in any way related to: (i) the present or future business of the Company or any Affiliates (as defined below); (ii) the research and development of the Company or any Affiliates; or (iii) the business of any client or vendor of the Company or any Affiliates. Such Confidential Information includes the following property or information of the Company and its Affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to the Company by third parties that is subject to confidentiality obligations. The Company shall not be required to advise the Employee specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. The term “Affiliates” means (A) all persons or entities controlling, controlled by or under common control with, the Company; (B) all companies or entities in which the Company owns an equity interest; and (C) all predecessors, successors and assigns of the Company and those Affiliates identified in (A) and (B).

Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernable from publicly available products or literature; information that Employee lawfully acquires from a source other than the Company or its Affiliates or any client or vendor of the Company or its Affiliates (provided that such source is not bound by a confidentiality agreement with the Company or its Affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority or stock exchange, or court order; or information that reflects Employee’s own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or an Affiliate.

10. Restrictive Covenants.

(a) Non-Solicitation & Non-Disparagement: The Employee hereby agrees that during his employment by the Company and for a period of one (1) year following the Employee’s separation from such employment for any reason, the Employee shall not, directly or indirectly: (i) solicit, recruit or hire any person who either currently is or at the time of Employee’s separation is an employee of the Company or an Affiliate (provided, however, that the foregoing provision shall not prohibit solicitations made by the Employee to the general public or general solicitations to employees in the supermarket or retail grocery industry business (the “Business”) or (ii) disparage the Company in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company with the public generally, or with any of its customers, vendors or employees.

(b) Non-Compete. The Employee acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. The Employee further acknowledges that the Confidential Information is of significant competitive value to the Company in the supermarket and grocery industry in which it competes, and that the use or disclosure, even if inadvertent, of such Confidential Information for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company, to protect that Confidential Information against inappropriate use or disclosure, and in consideration for the Employee’s employment hereunder and the benefits provided to the Employee herein (including, without limitation, the benefits payable to the Employee pursuant to Section 12 hereof), the Employee hereby agrees that during his employment by the Company and for a period of one (1) year following the Employee’s separation from such employment for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly (including, without limitation, as an employee, officer, director, owner, consultant, manager, or independent contractor), other than in connection with his employment by the Company, (i) engage in the Business anywhere in either (A) the Southeastern United States within one hundred (100) miles of anywhere in which the Company or an Affiliate engages in the Business at the time of Employee’s separation as an employee of the Company, or (B) any other location in the United States in which or within one hundred (100) miles in which the Company or an Affiliate is engaged in the Business at the time of Employee’s separation as an employee of the Company; (ii) solicit, in competition with the Company or an Affiliate, the business of any customer of the Company or an Affiliate; or (iii) request any present or future supplier of, distributor to or provider of products or services to the Company or an Affiliate to curtail or cancel its business with the Company or an Affiliate. For purposes hereof, the “Southeastern United States” means the States of NC, SC, GA, FL, AL, MS, LA and TN. The Restricted Period shall be extended for a period equal to any time period that the Employee is in violation of this Section 10(b).

Nothing contained in this Section 10(b) shall be construed to prevent the Employee from (A) investing in the equity of any competing entity listed on a national securities exchange or traded in the over-the-counter market, but only if the Employee is not involved directly or indirectly in the management of said entity and if the Employee and the Employee’s associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of five percent 5%) of the equity of such entity, (B) indirectly owning securities through ownership of shares of a registered investment company or mutual fund, (C) working for a non-competing division of a multi-divisional enterprise, if and to the extent that the Employee provides no Confidential Information to such enterprise and performs no services for or on behalf of any competing division of such enterprise, as determined in the reasonable good faith of the Company, or (D) working for a vendor who supplies goods or services to entities within the Business, but who does not itself engage in the retail grocery or supermarket business.

(c) If a court of competent jurisdiction determines that any portion of this Section 10 is invalid or unenforceable, the remainder of this Section 10 shall be given full effect without regard to the invalid provision. If any court of final and non-appealable judgment construes any of the provisions of this Section 10, or any part thereof, to be unreasonable because of the duration, geographic location, or scope of such provision, such provision shall be deemed to be amended to cover the maximum duration, geographic location, and scope not so determined to be unreasonable.

11. Equitable Remedies.

(a) The Employee acknowledges and agrees that the agreements and covenants set forth in Sections 9 and 10 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury may result to the Company if the Employee breaches any of the terms of said covenants, and that in the event of the Employee’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. The Employee accordingly agrees that, in the event of any actual or threatened breach by the Employee of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 11 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

(b) Employee acknowledges and agrees that the existence of any claim, counterclaim or cause of action that the Employee may have against the Company, whether predicated on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants set forth in Sections 9 and 10 hereof.

(c) In the event of any judicial determination that any of the covenants in Sections 9 and 10 are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

12. Termination.

(a) The Company may immediately and at any time, subject to the below provisions, terminate the Employee’s employment for Cause upon written notice to the Employee. For purposes of this Employment Agreement, the term for “Cause” shall only mean (i) a material breach of this Employment Agreement by the Employee, including without limitation, a material breach by the Employee of the Employee’s obligations under Sections 9 and 10; (ii) intentional misconduct as an officer or employee of the Company (but acts in the nature of bad business judgment shall not be considered “misconduct” for this purpose) or a material violation by the Employee of material written policies of the Company or specific written directions of the persons described in Section 3 whom the Employee reports and under whose direction the Employee is subject (other than any such failure resulting from the Employee’s short-term incapacity due to physical or mental illness, and provided further that if the Employee voluntarily terminates for Good Reason, such as his being unwilling to relocate more than fifty (50) miles, this type of refusal shall not be deemed a violation of specific written directions for purposes of this clause (ii)); (iii) a material breach of any fiduciary duty which the Employee owes to the Company in his capacity as an employee or officer (and not in any other capacity that the Employee may serve the Company or its Affiliates); (iv) the conviction or plea of guilty or no contest by the Employee with respect to (A) a felony or (B) embezzlement, dishonesty, a crime involving moral turpitude or intentional and actual fraud; (v) the habitual use of illicit drugs or other illicit substances or the addiction to licit drugs or other substances; or (vi) an unexplained absence from work for more than ten (10) consecutive days in any twelve (12) month period (vacation, reasonable personal leave, reasonable sick leave and disability excepted); provided, however, that in respect of conduct described in clauses (i) through (v) above, if such conduct does not directly affect the Company or an Affiliate, such conduct shall be deemed to constitute “Cause” only if it would reasonably be expected that either such conduct or the continued employment of the Employee would result in material prejudice to the business or reputation of the Company, as determined in the reasonable good faith discretion of the Board (the “Company’s Discretion”).

Except as provided below, for purposes of the above, except clause (iv) above, “Cause” shall exist only after written notice has been delivered to the Employee describing the specific conduct at issue, with a declaration that such conduct constitutes, in the Company’s opinion, grounds for termination for Cause and describing the specific actions to be taken by the

Employee to cure such conduct and either (Y) a reasonable opportunity has elapsed for the Employee to cure such conduct (which cure period shall not be more than thirty (30) days) without correcting such conduct to the reasonable satisfaction of the Board, or (Z) Employee repeats the conduct described in such notice after receipt of such notice.

Notwithstanding the immediately preceding paragraph, the Employee’s employment will be deemed to have been terminated for Cause if it is determined subsequent to his termination of employment that grounds for termination of his employment for Cause existed at the time of his termination of employment and such grounds had or are reasonably likely to have a material adverse effect on the business or finances of the Company or an Affiliate.

If the Employee’s employment with the Company is terminated by the Company for Cause pursuant to this Section 12(a) then the Employee shall receive the then Base Salary through the effective date of termination, reimbursement for any unreimbursed business expense properly incurred and documented by the Employee in accordance with Company policy prior to the date of the Employee’s termination, and any such employee benefits as to which the Employee may be entitled under the employee benefit plans in accordance with their terms, including without limitation, benefits under Section 7 (the amounts described in this paragraph being referred to as the “Accrued Benefits”), all payable in accordance with usual and customary payroll practices and the Company shall have no further compensation obligation hereunder with respect to the Employee.

(b) The Employee’s employment with the Company will terminate immediately upon the death of the Employee or upon written notice from the Company to the Employee upon the Disability (as defined below) of the Employee. “Disability” of the Employee will be deemed to have occurred whenever the Employee has suffered physical or mental illness, injury, or infirmity that prevents the Employee from performing, with reasonable accommodation, the Employee’s essential job functions under this Employment Agreement for any ninety (90) days (excluding vacation and holidays), in any one hundred twenty (120) day period and the Company reasonably determines in good faith that such illness or other disability is likely to continue for at least the next following thirty (30) days. With respect to time periods prior to his termination for Disability, the Company shall not be obligated to pay the Employee his then Base Salary to the extent that the Employee receives disability insurance or benefits provided by the Company or pursuant to a plan providing disability benefits maintained by the Company (if unless such plan is paid for by the Employee with after-tax dollars) with respect to such same period of time.

If the Employee’s employment with the Company is terminated pursuant to this Section 12(b), the Company will pay the Employee or his designated beneficiary the Accrued Benefits accrued through such date of termination plus any earned but unpaid Annual Incentive Bonus for the previous year (preceding the year in which the termination occurs), plus a prorated Incentive Bonus for the year of termination based upon actual performance for such year, which will be paid after the end of the Company’s fiscal year at the normal time such bonuses are paid, and which shall be prorated for the number of full months prior to his termination. The Company shall have no further compensation obligation hereunder with respect to the Employee.

Notwithstanding the above, if the Employee’s death or Disability occurs within one (1) year after the Effective Date while employed by the Company, the Employee or his designated beneficiary shall additionally be entitled to (A) a payment equal to one (1) year’s then Base

Salary, less any Company-provided disability insurance payments (unless such disability insurance is paid for by the Employee on an after-tax basis, in which case such offset shall not apply), to be paid pursuant to the Company’s normal payroll cycle over the next twelve 12 months, and (B) the Employee and/or his spouse and covered dependents shall be entitled to healthcare continuation coverage under Section 4980B of the Internal Revenue Code (“COBRA”) for one (1) year (or, if earlier, until they are entitled to materially comparable coverage under another group health plan, as determined in the Company’s Discretion), at the same level and with the same subsidy by the Company as was provided to the Employee and/or spouse and covered dependents immediately prior to termination of employment.

(c) The Company may elect to terminate the Employee’s employment hereunder without Cause (and not by reason of the Employee’s death or Disability) upon written notice to the Employee or the Employee may elect to terminate his employment hereunder by resigning for Good Reason (as defined below) in accordance with the following provisions.

“Good Reason” shall be deemed to exist if

(i) there is a material diminution in title and/or duties, responsibilities, or authority, or reporting relationship of the Employee as described in Section 3 to whom the Employee reports and under whose direction the Employee is subject;

(ii) after the Employee’s relocation to Jacksonville, Florida (or, if the Company so elects, to Greenville, South Carolina), the Company requires the Employee to move to another location of the Company or any Affiliate, and the distance between the Employee’s former residence and new job site is at least fifty (50) miles greater than the distance between the Employee’s former residence and former job site;

(iii) there is a failure or refusal or default by the Company to perform any material obligation under this Employment Agreement, including without limitation, the material failure by the Company to comply with the provisions of Sections 5, 6 or 7 regarding salary, incentive compensation, equity, business expense reimbursement and benefits; or

(iv) there is a reduction in the Employee’s then Base Salary or Incentive Bonus target amount, other than a reduction which is part of a general cost reduction affecting at least ninety percent (90%) of similarly situated employees and which does not exceed ten percent (10%) of the Employee’s then Base Salary and Incentive Bonus target amount in the aggregate when combined with any such prior reductions.

In each such case of Good Reason, the Employee shall provide the Company with written notice of the grounds for a Good Reason termination, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice. Resignation by the Employee following Company’s cure or before the expiration of the 30-day cure period shall constitute a voluntary resignation pursuant to Section 12(d) and not a termination or resignation for Good Reason. If the alleged Good Reason event has not been cured at the end of the cure period, the Employee’s termination of employment for Good Reason will be effective on the first day following the last day of the 30-day cure period, provided that the Employee terminates employment within sixty (60) days of the end of the cure period. If the Employee terminates after such 60 day period, such termination shall constitute a voluntary resignation under Section 12(d) and not a termination for Good Reason.

If the Employee’s employment is terminated pursuant to this Section 12(c), then, subject to Sections 12(f) and 13, the Employee shall be entitled to the Accrued Benefits accrued through the effective date of such termination plus any earned but unpaid Annual Incentive Bonus for the previous year (preceding the year in which the termination occurs), plus a prorated Incentive Bonus for the year of termination, based upon actual performance for such year, which will be paid after the end of the Company’s fiscal year at the normal time such bonuses are paid, and which shall be prorated for the number of full months prior to his termination. Additionally, the Company shall pay the Employee an amount equal to the sum of two hundred percent (200%) of the Employee’s then Base Salary plus an amount equal to the potential Incentive Bonus payable for the year of such termination, assuming an annual performance bonus period, as if the target performance levels are achieved (collectively, the “Severance Payment”), which shall be payable in equal monthly installments during the Company’s regular payroll periods during the twelve (12) months after such termination.

In addition, the Company will provide the Employee COBRA coverage plus any additional healthcare continuation coverage necessary to equal a total of twenty-four (24) months following the Employee’s termination of employment, all at the same level and with the same subsidy by the Company as was provided to the Employee and/or spouse and covered dependents immediately prior to such termination of employment, but in all events, only for so long as the Employee is not eligible for materially comparable coverage under any other employer’s group health plan, as determined in the Company’s Discretion. Employee shall be obligated to notify the Company whenever he becomes eligible for any other employer group health plan coverage (whether or not he elects such coverage).

Notwithstanding the foregoing, the Company shall not be obligated to make any payments under this Section 12(c), other than the Accrued Benefits, after the date the Employee first materially violates the restrictive covenants set forth in Sections 9 and 10 of this Employment Agreement.

Except for the payments set forth in this Section 12(c), if the Employee’s employment is terminated pursuant to this Section 12(c), the Company shall have no further compensation obligation hereunder with respect to the Employee.

Notwithstanding the above, if Employee’s termination under this Section 12(c) is within twenty-four (24) months after a Monetization Event (as defined in the Incentive Pool Plan), the Severance Payment described above shall be paid in a single lump sum payment within ten (10) business days after such termination (or such later time as may be required under Internal Revenue Code Section 409A).

(d) The Employee may voluntarily terminate the Employee’s employment with the Company without Good Reason at any time upon written notice to the Board, in which event the Employee shall be entitled to the Accrued Benefits accrued through the effective date of such termination and the Company shall have no further compensation obligation hereunder with respect to the Employee.

(e) Termination of the Employee’s employment in accordance with this Section 12 will not affect the provisions of this Employment Agreement that survive such termination, including, but not limited to, the provisions in Sections 9, 10, 11, 12, 13, 14, 20 and 22, and will not limit either party’s ability to pursue remedies at law or equity, subject to the provisions of Sections 11 and 14.

(f) Notwithstanding anything to the contrary herein, no payments shall be due under this Section 12 unless and until the Employee shall have executed a general release and waiver of certain claims against the Company and its Affiliates relating to the Employee’s employment with the Company and the termination thereof, in the form attached hereto as Exhibit C, the revocation period thereunder shall have elapsed, and the execution of such general release and waiver of claims shall be a condition to the Employee’s rights under Section 12(c).

(g) During the Employee’s employment with the Company and for so long as there exists liability thereafter with regard to the Employee’s activities during such employment on behalf of the Company and its Affiliates (regardless of whether as an employee, officer or member of the Board or in any other capacity on behalf of the Company or its Affiliates), except for any claims the Company or an Affiliate may have against the Employee, the Company shall indemnify, defend and hold harmless the Employee to the fullest extent permitted by applicable law from and against any loss, liability, damages, cost or expense (including without limitation, reasonable attorney’s fees and expenses and amounts paid in settlement with the Company’s prior written consent, which shall not be unreasonably withheld), but notwithstanding the above, in no event shall the Company have any obligations under this Section 12(g) in connection with or related to the Employee’s gross negligence or intentional misconduct. If this Section 12(g) applies, the Company, at its election, shall either provide the Employee with legal representation or shall reimburse the Employee his reasonable legal fees and expenses, subject to the Company’s consent to such fee arrangement, such consent not to be unreasonably withheld, and subject further to an undertaking from the Employee to repay such fees and expenses to the Company if it shall be determined by a final, non-appealable judgment that the Employee was not entitled to reimbursement of such fees and expenses. The obligation of the Company to indemnify, defend and hold harmless the Employee as provided above shall be automatically modified, expanded and extended to the extent necessary to indemnify, defend and hold harmless the Employee on terms and conditions no less favorable than the Company provides at any time during the Employee’s employment with the Company to other senior executives of the Company.

(h) During the Employee’s employment with the Company and for four (4) years thereafter, the Employee shall be entitled, at the Company’s expense, to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other executive officers and members of the Board, as may be amended from time to time.

13. Clawback. If the Employee has committed fraud, embezzlement, a felony or a misdemeanor involving dishonesty, in each case that relates to the Company (“Misconduct”), or if the Company’s financial statements are restated as a result of an audit by a nationally recognized auditing firm and the Employee’s Incentive Bonus, Incentive Pool Plan benefits, or other compensation, employee benefit or vesting was based upon such financial statements, then the Board shall have the right to (i) require reimbursement of any Incentive Bonus or Incentive Pool Plan or other compensation benefit or award paid to the Employee within two (2) years of any such restatement as a result of such financial statements that were restated (to the extent that the Employee received a larger Incentive Bonus, Incentive Pool Plan payment, or other compensation, benefit or award than he otherwise would have received absent the incorrect financial statements); (ii) reinstatement of risk of forfeiture and vesting schedule of any Incentive Pool Plan award or other compensation, benefit or award that was vested based on such incorrect financial statements (and recoupment of any gains already realized if such awards or benefits were sold, transferred, disposed of, paid out, or otherwise reduced to cash); (iii) require recoupment of any Incentive Bonus or Incentive Pool Plan benefit or other compensation, benefit or award paid within two (2) years of any such Misconduct (but only to the extent such Misconduct resulted in an excess benefit or unjust enrichment to the Employee or resulted in damages or costs and expenses to the Company or an Affiliate; (iv) forfeit any vested or unvested Incentive Pool Plan benefits or other compensation, benefits or awards previously granted to the Employee within two (2) years of any such Misconduct (but only to the extent such Misconduct resulted in an excess benefit or unjust enrichment to the Employee or resulted in damages or costs and expenses to the Company or an Affiliate); and/or (v) recoup any gains the Employee has previously realized from any such Incentive Bonus, Incentive Pool Plan benefit, or other compensation, benefit or award within two (2) years of any such Misconduct (but only to the extent such Misconduct resulted in an excess benefit or unjust enrichment to the Employee or resulted in damages or costs and expenses to the Company or an Affiliate. Nothing contained in this Section 13 shall be construed to restrict or otherwise limit the Company’s right to pursue any remedies available at law or in equity.

Conversely, if the above-described financial statement restatements would result in an increase in the Employee’s Incentive Bonus or Incentive Pool Plan benefits or vesting, then, in the absence of any Misconduct, the Board in its reasonable good faith shall redetermine such Incentive Bonus or Incentive Pool Plan benefits or vesting, based on the revised financial statements.

14. Binding Arbitration.

(a) Generally. The Employee and the Company hereby agree that any controversy or claim arising out of or relating to this Employment Agreement, the employment relationship between the Employee and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to arbitration in Jacksonville, Florida, to the American Arbitration Association, before a single arbitrator appointed in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, as such procedures and rules may be amended from time to time and modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. Notwithstanding the foregoing, a party who seeks equitable relief, including injunctive relief, shall not be obligated to utilize the arbitration proceedings required hereunder and instead may seek such relief in any state or federal court sitting in Jacksonville, Florida.

(b) Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Employment Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Employment Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Employment Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c) Fees and Expenses. Except as otherwise provided in this Employment Agreement or by law, the arbitrator will be authorized to apportion its fees and expenses as the arbitrator deems appropriate and the arbitrator will be authorized to award the prevailing party its fees and expenses (including attorneys’ fees). In the absence of any such apportionment or award, each party will bear the fees and expenses of its own attorney.

(d) Confidentiality. The parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 14, the referral of any such controversy to arbitration or the status or resolution thereof.

(e) Waiver. The Employee acknowledges that arbitration pursuant to this Employment Agreement(except for the injunctive and other equitable relief relating to Sections 9, 10 and 11) includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment

Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and the Employee hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

(f) Acknowledgment. The Employee acknowledges that before entering into this Employment Agreement, the Employee has had the opportunity to consult with any attorney or other advisor of the Employee’s choice, and that this provision constitutes advice from the Company to do so if the Employee chooses. The Employee further acknowledges that the Employee has entered into this Employment Agreement of the Employee’s own free will, and that no promises or representations have been made to the Employee by any person to induce the Employee to enter into this Employment Agreement other than the express terms set forth herein. The Employee further acknowledges that the Employee has read this Employment Agreement and understands all of its terms, including the waiver of rights set forth in this Section 14.

15. Effect of Prior Agreements. This Employment Agreement contains the entire understanding between the Company and the Employee relating to the subject matter hereof and supersedes any prior agreement, negotiations, arrangement or understanding between the Employee and the Company, including, without limitation, that certain Letter Agreement entered into by and between the Employee and the Company on or about December 16, 2011.

16. Modification and Waiver. This Employment Agreement may not be modified or amended except by an instrument in writing signed by the parties. No term or condition of this Employment Agreement will be deemed to have been waived, except by written instrument of the party charged with such waiver. No such written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

17. Severability. If, for any reason, any provision of this Employment Agreement is held invalid, such invalidity will not affect any other provision of this Employment Agreement, and each provision will to the full extent consistent with law continue in full force and effect. If any provision of this Employment Agreement is held invalid in part, such invalidity will in no way affect the rest of such provision, and the rest of such provision, together with all other provisions of this Employment Agreement, will, to the full extent consistent with law, continue in full force and effect.

18. Notices. Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Employment Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; (b) when sent by telecopier during normal business hours (with acknowledgment of complete transmission), provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three (3) days after sent by certified mail, return receipt requested; or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below:

If to the Company:

BI-LO Holding, LLC

211 BI-LO Boulevard

Greenville, South Carolina 29607

Attn: Chairman of the Board

If to the Employee:

Larry Stablein

1618 Riparian Drive

Naperville, Illinois 60565

Each party will be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Section 18.

19. Headings, Sections and Exhibits. The headings and other captions in this Employment Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Employment Agreement. Unless the context requires otherwise, references to Sections refer to sections of this Employment Agreement and references to Exhibits are to exhibits attached to this Employment Agreement.

20. Governing Law and Jurisdiction. This Employment Agreement has been executed in the State of Florida, and its validity, interpretation, performance, and enforcement will be governed by the laws of such state, without regard to the conflict of laws principles thereof. The Company and the Employee hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in Jacksonville, Florida for resolution of any and all claims, causes of action or disputes arising out of or related to this Employment Agreement.

21. Assignment. The Employee may not assign this Employment Agreement, and any attempted assignment shall be null and void. The Company may assign any of its rights or obligations under this Employment Agreement to any person, business, or entity, but such assignment shall not waive, diminish or impair the Company’s obligations hereunder unless properly assigned to a successor entity. This Employment Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and to the Employee’s beneficiaries, estate or other legal representatives The Employee shall be entitled to select (and change, to the extent permitted by applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Employee’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Employee’s death or judicial determination of incompetency, references herein to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

22. No Strict Construction. The language used in this Employment Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

23. Counterparts. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing the same but all of which together will constitute one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized officer and the Employee has signed this Employment Agreement, effective as of the Effective Date.

BI-LO Holding, LLC:

By:	/s/ Marc L. Lipshy
Its:	Marc L. Lipshy, Vice President
Date:	2/2/12

Employee:

/s/ Larry Stablein
Larry Stablein

Date:	1-2-2011

Execution Copy

EXHIBIT A

[To be agreed upon by the parties prior to the Effective Date]

Execution Copy

EXHIBIT B

[To be agreed upon by the parties prior to the Effective Date]

Execution Copy

EXHIBIT C

[To be agreed upon by the parties prior to the Effective Date]